Exhibit 5.19

CONSENT OF E. BELZILE

The undersigned hereby consents to reference to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10, being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission, in connection with the technical report entitled “NI 43-101 Technical Report for Niobec Mine, Québec, Canada” dated February 18, 2009 (the “Niobec Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to my name in connection with information relating to the Niobec Report and the properties described therein.

Date: June 30, 2011

/s/ Elzéar Belzile
Name: Elzéar Belzile, Eng. Title: Independent Mining Consultant Company: Belzile Solutions Inc.